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                                                                    EXHIBIT 12.1

                             WEBLINK WIRELESS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                                                    THREE MONTHS
                                        YEAR ENDED        YEAR ENDED     YEAR ENDED    YEAR ENDED     YEAR ENDED       ENDED
                                       DECEMBER 31,      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    MARCH 31,
                                           1997             1998(1)        1999           2000           2001           2002
                                       ------------      ------------   ------------   ------------   ------------  ------------
Earnings:
  Net loss ........................     $ (43,887)        $ (59,316)     $ (99,867)     $(117,801)     $(107,903)     $  (7,533)
  Add:  Amount of
     previously capitalized
     interest amortized ...........            --               252          2,288          2,288          2,288            572
  Add: Fixed charges ..............        38,499            43,798         65,310         65,649         35,076          2,686
                                        ---------         ---------      ---------      ---------      ---------      ---------
  Adjusted earnings ...............        (5,388)          (15,266)       (32,269)       (49,864)       (70,539)        (4,275)

Fixed charges:
  Interest in
     indebtedness .................        36,672            52,645         63,452         63,418         32,316          2,125
  Amortization of debt
     issuance costs ...............           844             1,172          1,291          1,992          1,317            237
  Interest portion
     of rental and
     lease expense ................           983             1,428            567            239          1,443            324
                                        ---------         ---------      ---------      ---------      ---------      ---------
  Fixed charges ...................        38,499            55,245         65,310         65,649         35,076          2,686

Deficiency of
  earnings available to
  cover fixed charges .............     $ (43,887)        $ (70,511)     $ (97,579)     $(115,513)     $(105,615)     $  (6,961)
                                        =========         =========      =========      =========      =========      =========

Earnings to fixed charges ratio ...            --                --             --             --             --             --

(1) The fixed charge adjustment to earnings excludes $11.4 million of capitalized interest.